Exhibit 99.3
DOMA HOLDINGS, INC.
EXECUTIVE ANNUAL BONUS PLAN
1.    Effective Date and Term. This Bonus Plan (the “Plan”) shall be effective as of January 1, 2022 and is effective unless and until such time it is otherwise amended or terminated earlier by Doma Holdings, Inc. (the “Company”) in accordance with Section 8 of the Plan.
2.    Administration. The Plan shall be administered by the Compensation Committee (the “Plan Administrator”) of the Company’s Board of Directors (the “Board”), which shall have the discretionary authority to interpret and administer the Plan, including all terms defined herein, and to adopt rules and regulations to implement the Plan, as it deems necessary. In addition, the Plan Administrator may delegate to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer, Chief People Officer, any other executive officer or senior management employee of the Company, or any committee of any group of such individuals (such individuals, the “Executive Administrators” and together with the Plan Administrator, the “Administrators”) the day-to-day implementation and interpretation of the Plan.
Notwithstanding the foregoing, the approval of the Plan Administrator or the Board shall be required for the approval of the Plan itself; any early termination and material amendments to the Plan; determination of the Performance Goals (as defined below) under the Plan; approval of the aggregate payouts under the Plan; and approval of individual payouts under the Plan to Participants (as defined below). Any action that requires the approval of the Executive Administrators may instead also be approved by the Plan Administrator or the Board. The decisions of the Administrators are final and binding.
3.    Eligibility. The ’CEO and those employees who 1) report directly to the CEO and 2) are also members of the Company’s Executive Leadership Team, and any other individuals as designated by the Plan Administrator, will be eligible to participate in the Plan (the “Participants”). The Plan Administrator shall establish a target bonus amount for each Participant (the “Target Bonus”) upon the Participant’s initial participation in the Plan and thereafter at the beginning of every Performance Period (as defined below). If an individual becomes a Participant at any time after the start of a Performance Period, unless otherwise determined by the Plan Administrator, such Participant’s Target Bonus for the first Performance Period shall be prorated for the portion of the related Performance Period during which the individual was a Participant. An individual who may otherwise be a Participant may be considered ineligible to participate in the Plan at any time and for any reason at the Plan Administrator’s discretion regardless of whether the individual remains employed in the same or a similar role at the Company.

4.    Performance Period. The Plan Administrator shall determine the period of time during which performance shall be measured in respect of the bonuses payable under the Plan (each, a “Performance Period”). Unless otherwise determined by the Plan Administrator, each Performance Period shall be the Company’s related fiscal year.
5.    Performance Goals. As soon as practicable after the start of each Performance Period, the Plan Administrator shall determine the related performance goals that shall be used to determine the extent to which a bonus will be earned under the Plan (including the performance metrics, goals, weightings, payout slopes, and all such other matters it considers appropriate) (the “Performance Goals”). Each Performance Goal established by the Plan Administrator may apply to the Participant individually (each an “Individual Performance Factor”) or to the Company, any subsidiary, or any business unit, division or other segment of the Company (each a “Company Performance Factor”) as the Plan Administrator deems appropriate, and each Performance Goal may be measured in absolute terms, as compared to any incremental increase or decrease, as compared to a plan, or as compared to the results of a peer group.
6.    Earned Plan Bonus. After the end of each Performance Period, the Plan Administrator will determine the actual bonus (if any) earned for each Participant based on the level of achievement of the related Performance Goals (the “Earned Plan Bonus”). The Plan Administrator may exercise sole discretion to increase or decrease any Participant’s Earned Plan Bonus as it deems appropriate.
7.    Payment of Bonuses.
(a)    The Plan Administrator will typically determine the funding level percentage of the bonus pool, the extent of achievement of the related Performance Goals, and each Participant’s final Earned Plan Bonuses within 90 days following the end of a Performance Period. Payment of any Earned Plan Bonus shall generally be made within 90 days after the end of the applicable Performance Period; provided that in no event shall payment of any Earned Plan Bonus be made later than March 15 of the year following the year during which the Earned Plan Bonus was no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Code (as defined below).
(b)    Because retention is one of the key purposes of the Plan, unless otherwise provided in a Participant’s individual employment agreement or in the Company’s Executive Severance Plan, or as otherwise determined by the Plan Administrator, the Participants must be in continuous employment through the payment date of an Earned Plan Bonus to earn, vest and receive an Earned Plan Bonus, and if a Participant’s employment terminates for any reason prior to payment of the Earned Plan Bonus, the Participant shall not earn or vest any right to any such Earned Plan Bonus. However, the Plan Administrator, in its sole discretion, may pay a prorated Earned Plan Bonus, subject to the Plan Administrator’s determination that the related Performance Goals have been met. Notwithstanding the foregoing, if a Participant’s employment is terminated for cause, the Participant shall in all cases forfeit any Earned Plan Bonus not already paid.

Any exceptions to the conditions in this section must be designated in writing and approved by the Plan Administrator. Notwithstanding the foregoing if a Participant’s employment is terminated by reason of his or her death during a Performance Period or following a Performance Period but before the date that the related Earned Plan Bonus is paid, the Participant’s beneficiary will be paid a prorated Earned Plan Bonus/the Earned Plan Bonus that would otherwise be payable if the Participant remained employed through the date that Earned Plan Bonus are paid.
(c)    Bonuses will be paid in cash or shares of Company common stock. Any bonuses paid in shares of Company common stock will be paid under the Company’s Omnibus Incentive Plan (as the same may be amended, supplemented, modified or replaced from time to time).
8.    Modification or Termination of the Plan. The Company reserves the right to modify, suspend or terminate all or any portion of the Plan at any time, provided that any early termination and material modification to the Plan shall be approved by the Plan Administrator or the Board.
9.    Adjustments. In the event of any non-ordinary course circumstances, such as the acquisition or divestiture of all or part of the Company, or a change in accounting impacting any of the performance metrics of the Plan, or other reasons as the Company may determine in its sole discretion, the Company reserves the right to modify the Plan during the year, including with respect to any annual bonuses for which all or a portion of the year has been completed.
10.    Benefits Nontransferable. No Participant will have the right to alienate, pledge or encumber his/her interest in the Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution or other process of law.
11.    Employment At Will. The employment of each Participant is for an indefinite period and is terminable at any time by either party, with or without cause being shown, and with or without advance notice by either party. The Plan shall not be construed to create a contract of employment for a specified period between the Company and any Participant.
12.    Governing Law. The Plan and all determinations made and actions taken thereunder shall be governed by the laws of the State of Delaware.
13.    Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable taxes required to be paid or withheld. The Company shall have the right to withhold from wages, incentive payments or other amounts otherwise payable to such Participant such withholding taxes as may be required by applicable law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required or to satisfy any other payment obligation to the Company, the

Company shall, to the extent permitted by law, have the right to deduct any such amounts from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding or other obligations.
14.    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” Plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
15.    Other Plans. Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements; and such arrangements may be either generally applicable or applicable only in specific cases.
16.    Section 409A: If, in the good faith judgment of the Company, any provision of the Plan would violate the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or could otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision may be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without causing the interest and penalties under Section 409A of the Code to apply, and, notwithstanding any provision in the Plan to the contrary, the Company shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no payment or benefit under the Plan is subject to tax under Section 409A of the Code. Any determinations made by the Company under this paragraph shall be final, conclusive and binding on all persons. Anything in the Plan to the contrary notwithstanding, (i) each installment/payment provided under the Plan shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A of the Code and (ii) if at the time of termination of a Participant’s employment or service with the Company he or she is a “specified employee” (as defined in Section 409A of the Code) and any payments in connection with such termination under the Plan are treated as deferred compensation subject to Section 409A of the Code, he or she will not be entitled to such payments until the earlier of (a) the date that is six months after such termination or (b) any earlier date that does not result in any additional tax or interest to such Participant under Section 409A of the Code. For the avoidance of doubt, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of the Plan’s or any payments’ payable under the Plan non-compliance with Section 409A of the Code.
17.    Severability. If any part or section of the Plan is declared invalid by any competent body, the remaining parts not affected by the decision shall continue in effect.

18.    Maximum Payment. Unless otherwise determined by the Plan Administrator, Earned Plan Bonuses are capped at 200% of a Participant’s Eligible Earnings. “Eligible Earnings” are defined as base salary amounts paid to salaried, exempt employees, including such amounts earned during paid time off. Eligible Earnings do not include moving or relocation allowances, educational reimbursements, or other bonuses or commissions, or other compensation other than base salary amounts for salaried, exempt employees. The Plan Administrator reserves the right to exercise negative discretion when calculating any Earned Plan Bonus.